Exhibit 10.1

September 28, 2018

Ken Kuick
Las Vegas, NV

Dear Ken,

We are pleased to offer you the position of Chief Financial Officer with Noodles & Company. This offer is contingent upon your successful completion of a background check. Below are the details of your new position:

•	Your start date is TBD, as agreed to by you and Noodles & Company.

•	Your title is Chief Financial Officer.

•	You will report to Dave Boennighausen, CEO.

•	Your base pay will be $325,000 on an annual basis, paid bi-weekly, less payroll deductions and all required withholdings.

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You will also receive an initial grant valued at $300,000 comprised of 40% nonqualified stock options and 60% restricted stock units (RSUs), under the Company’s Stock Incentive Plan. The grant shall have a 4-year level vesting period.

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You will be eligible for an annual merit review for fiscal year 2018 so long as you remain employed with Noodles & Company. The review might lead to an increase in your compensation and is tied to your annual performance review and performance criteria.

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You will be eligible to participate in the 2018 Company Bonus Program depending on both the company’s and your performance. Your bonus target is 40% of your annual salary. You must be actively employed by Noodles & Company at the time the bonus is paid out. The terms and conditions of the bonus plan may vary from year to year. For fiscal year 2018, your bonus will be pro-rated, based on your start date.

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Noodles & Company offers a variety of benefits for you, your spouse or domestic partner, and your family. Please refer to the 2018-2019 Employee Benefits Summary included with this letter for additional information. You will be able to enroll for your benefits online 48 hours after your start date. If you choose to enroll, your benefits will be effective on the 1st of the month following 30 days from your start date. Employee health premiums are deducted from each bi-weekly paycheck on a pre-tax basis. Please note the deadline for benefits enrollment is 30 days from your benefits effective date.

•	You will be eligible for a monthly car allowance of $750/month.

•	Noodles & Company has agreed to provide you with a relocation allowance of $50,000 (net). Please review and sign the terms and conditions contained in Noodles & Company Cash Advance Agreement.

•	You will be entitled to a 9-month severance agreement if you are terminated without cause, subject to approval by the Compensation Committee of Noodles & Company Board of Directors.

Noodles & Company maintains that all employment offers are contingent upon the successful results of the background check. You understand that the terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The Company reserves the right to amend the bonus and benefits plans as necessary.

We look forward to having you join us in what we expect will be a mutually rewarding relationship and great career move for you. If you have questions, please contact me at 303.710.5955.

Sincerely,

SUE PETERSEN
Sue Petersen
Vice President, HR

Please sign below to accept this offer and return a scanned copy to me. Please keep a copy for your personal files.

Signature     /s/ KEN KUICK                     Date 10/8/2018